Exhibit 10.26

Long Term Incentive Plan
The purpose of the Long Term Incentive Plan is to strengthen the Holding Company’s performance by providing a means by which to attract, motivate, reward, and retain key executive talent and senior leadership contributors through fair and competitive performance-related incentives that comply with regulatory requirements. The Long Term Incentive Plan (LTIP) aligns a component of compensation with shareholder returns over a longer time horizon than the Short Term Incentive Plans (STIP). The LTIP will leverage Time-Based Restricted Shares and Performance-Based Restricted Shares, under the Company’s Equity Incentive Plan. This LTIP replaces the Company’s 2017 LTIP, and shall continue until the Compensation Committee or the full Board of Directors acts to amend or terminate this LTIP.

This Plan was reviewed and approved by the Compensation Committee and the full Board of Directors during ____________________, 2018.
The Compensation Committee of the Board will serve as the Plan Administrator and will be responsible for interpreting Plan provisions, determining participant eligibility, calculating and verifying incentive awards, coordinating incentive award grants, maintaining appropriate documentation and records, ensuring alignment with the Bank’s compensation philosophy, ensuring regulatory compliance, communicating with Plan participants and coordinating administrative activities. The President/CEO and Chief Financial Officer have monitoring and review responsibilities.
Plan Framework
The LTIP will utilize rolling 3-year performance period cycles. At the beginning of each performance period, the Compensation Committee will determine eligible participants, the performance goals, and the awards or award potential for each eligible participant for each performance period, and such information will be timely communicated to each eligible participant in the form of an award agreement. Performance goals and awards under the LTIP will be aligned with the Bank’s strategic plan. Awards under the LTIP shall include Time-Based Restricted Shares and/or Performance-Based Restricted Shares. The first full performance period cycle begins on October 1, 2017 and ends on September 30, 2020. A second performance period will begin on October 1, 2018 and end on September 30, 2021. Subsequent performance periods shall continue on a substantially similar schedule, until such time as the Compensation Committee or the Board of Directors discontinues or modifies the Plan.
Plan Awards
Awards for each year will be based on a percentage of eligible employees’ base salary for the applicable year. 50% of the award will be granted in the form of restricted Shares, where such Shares are subject to a 3-year pro-rated vesting schedule (“Time-Based Restricted Shares”). The remaining 50% of the award will be granted as the right to receive Shares following the end of the applicable performance period, where the actual number of Shares to be issued, if any, will be determined based on the extent to which the applicable performance goals were satisfied during the applicable performance period (“Performance-Based Restricted Shares”). The performance goals will be established based on threshold, target, and maximum levels, with the number of Shares actually granted following the end of the applicable performance period pro-rated among the levels, except that no shares will be earned or issued if performance is not at least at the threshold level, and performance above the maximum level will not result in any additional Shares being earned or issued.
Performance-Based Restricted Shares (50% of Award)

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The performance metric that will be used to determine the long term incentive award will be Return on Average Equity (ROAE) of the Holding Company. The threshold, plan, and maximum ROAE targets will be directly tied to the 3-year Strategic Plan & Operating Forecast approved by the Board of Directors each year , and in consideration of the Holding Company’s other business initiatives that may impact ROAE. As a result, the Compensation Committee will review ROAE goal setting each year and may determine it is necessary to adjust the ROAE target mid-performance period.

•	The Holding Company performance metric used to determine long term incentive awards may be changed at the discretion of the Compensation Committee.

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Holding Company performance relative to peer performance will be monitored to assist in establishing appropriate threshold and maximum. Predominant consideration of metrics will be on the basis of the Holding Company’s goals and objectives.

Time-Based Restricted Shares (50% of Award)

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Continued employment and “meets expectations” or better performance is the requirement of this component and will be evaluated by the CEO in annual performance evaluations. In the case of the President/CEO, the Board of Directors will evaluate annual performance.

Participants
Positions and participants recommended by the President/CEO and approved by the Compensation Committee of the Board, including executives at the Senior Vice President level and above.
Change of Control
In the event of a Change of Control, Plan awards will be immediately payable at Plan level or actual performance versus Plan level if higher at the time of the consummation of the Change of Control.